EMPLOYMENT AGREEMENT

Employment Agreement executed on August 19, 2008 effective July 1, 2008 by and between Emvelco Corp. (the "Company"), a Delaware corporation with an address at 10990 Wilshire Blvd., Suite 1220, Los Angeles, California and Mike M. Mustafoglu, with a mailing address at 2934 Beverly Glen Circle, #276, Bel Air, CA 90077 (the “Employee”).

W I T N E S S E T H:

A. The Company desires to engage the services of the Employee for purposes of assisting the Company in managing its oil and gas activities.

B. Employee is desirous of performing such services on behalf of the Company and desires to be engaged and retained by the Company upon the terms and conditions provided for herein.

NOW, THEREFORE, in consideration of the recitals, promises and conditions in this Agreement, the Employee and the Company agree as follows:

1. Employment. The Company hereby retains the Employee on a non- exclusive but priority basis and the Employee accepts such retention for managing the Company’s oil and gas exploration, drilling and production activities. Employee shall retain the title of the Chairman of the Board.

2. Term. The term of this Consulting Agreement shall be for a five (5) year period commencing on the date hereof.

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3. COMPENSATION; OTHER BENEFITS

(A)
Employment Fee. As compensation for his services hereunder this Agreement, the Company shall pay Employee, during the Employment Period, an initial annual base salary equal to $240,000 payable in equal monthly installments.

(B)
Signing Bonus. Employee shall be granted signing Bonus in form of cashless warrants to purchase shares of common stock of the Company. The Company will issue to the Employee 10,000,000 cashless warrants to purchase 10,000,000 shares of the Company’s common stock (the “Bonus Shares”) at an exercise price of fifty cents ($0.50) or fifty percent (50%) of the 20 day average prior to exercise notice, whichever is less. The cashless warrants may be assigned by the Employee. The Bonus Shares shall be deposited in escrow with Robin Ann Gorelick, the Company Secretary, to be released to Employee, or his designee, at the rate of 2,000,000 shares of common stock, or 20% of the Bonus Shares, upon each anniversary of the execution of this Agreement. Regardless of the fact that the Bonus Shares have been deposited in escrow, Employee will be considered the beneficiary owner of the Bonus Shares from the date of issuance. However, in the event that the Employee is terminated pursuant to Section 10 of this Agreement, then Employee shall provide the required paperwork in order to have the Bonus Shares that are still held in escrow returned to the Company and cancelled.

(C)
Performance Bonus. Employee shall also be eligible to participate in a lump sum performance bonus pool (the “Pool”) to be established by the Company for key executives, which such Pool shall be computed as ten percent (10%) of the Company’s net income before taxes (“EBIT”). Employee shall allocate the Pool, at his sole discretion, among the key executives and himself.

(D)
Notwithstanding the Employment Fee specified in Section 3(a), Employee’s Fee shall be reviewed annually by the Board of Directors. Upon such review, the Board of Directors may adjust Employee’s fee upwards to such rate as shall be considered appropriate by the Board of Directors, taking into account economic conditions, competitive conditions within the industry and Employee’s performance. Such adjusted fee thereafter shall be the Employment Fee for purpose of this Agreement.

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(E)
Company should indemnify Employee to the fullest extent permitted by the Bylaws of the Company and the laws of the State in which the Company is incorporated for any and all claims made or threatened against Employee by any party resulting from or alleged to arise out of Employee’s services under this Agreement.

4. EXPENSES

Employee shall be entitled to reimbursement for reasonable travel, lodging, entertainment and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon submission and approval of written statements, and bills in accordance with the then regular procedures of the Company governing executives.

5. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents and warrants to the Company that Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder.

6. OTHER EMPLOYEE ACTIVITIES

Employee is allowed to continue his activities as the Chairman and CIO of TransGlobal Financial Services LLC and the Managing Member of TransGlobal Financial LLC that serves as the General Partner of Transglobal Turkish Realty Fund I L.P., and such activities shall not constitute a conflict of interest under this Agreement.

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7. PATENTS, COPYRIGHTS, TRADEMARKS ETC.

Any patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, and processes which Employee during the period he is employed by the Company under this Agreement conceives of, or relating to the fields in which the Company may then be engaged or contemplates (as demonstrated by the records of the Company), being engaged in (“Inventions”) shall be the exclusive property of the Company except for Publications whose copyright shall remain with Employee and to which the Company shall have the exclusive right of use subject to the payment of compensation to Employee stated in paragraph 3.D.5 of this Agreement. As soon as Employee owns, conceives of, or develops any Such Invention, he agrees immediately to communicate such fact in writing to the general counsel or the Secretary of the Company, and without further compensation, but at the Company’s expense (except as noted in clause (A) of this Section 7), forthwith upon request of the Company, Employee shall execute all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order:

(A)	to vest in the Company all Employee’s right, title, and interest in and Such Inventions, and
(B)	if patentable or copyrightable, to obtain patents or copyrights including extensions and renewals) therefor in any and all countries in such name as the Company shall determine.

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8. CONFIDENTIAL INFORMATION

All confidential information which Employee may now possess, may obtain during the Employment Period, or may create prior to the end of the Employment Period relating to the business of the Company or of any customer or supplier of the Company, shall not be published, disclosed, or made accessible or by him to any other person, firm, or corporation either during or after the termination of his employment or used by him, except during the Employment Period in the business and for the benefit of the Company, in each case without the prior written consent of the Company. Employee shall return all of such confidential information to the Company prior to or at the termination of his employment. As used in this Section 8, “confidential information” shall mean any information except that information which is generally known by the Company’s principal competitors available to the public, or obtained by Employee from a third party without  an agreement as to confidentiality or use.

9. LIFE INSURANCE

If requested by the Company, Employee shall submit to such physical examination and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Employee. Employee has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the city of New York for healthy men of his age. Insurance to apply only as long as Employee is employed by the Company.

10. TERMINATION

(A) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Term of this Agreement, either:

(1) (a) Employee shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a continuous period of six months, as determined by the Board of Directors,

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(b) Employee shall be convicted of a crime of moral turpitude or a felony,
(c) Employee shall materially breach any fiduciary duty to the Company, or
(d) Employee shall breach any material term of this Agreement and fail to correct such breach within 30 days after notice by the Company to Employee of his commission of the same, then, and in each case under this paragraph A(1), the Company shall have the right to give notice of termination of Employee’s services hereunder as of a date (not earlier than 10 days from such notice) to be specified in such notice and this Agreement and all compensation and benefits shall terminate on the date so specified, or

(2) Employee shall die, then this Agreement shall terminate on the date of Employee’s death, whereupon Employee or his estate, as the case may be, shall be entitled to receive his compensation and benefits pro rated to the date of death at the rate then provided pursuant to Section 3 to the date on which termination shall take effect.

(B) Severance Pay. In the event that Employee’s employment is terminated without cause, the Company will pay Employee all amounts and forms of compensation due to Employee pursuant to paragraph 3. In case of termination, the Employee agrees to honor and comply with the provisions of paragraphs 7 and 8 of this Agreement.

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11. MERGER, ETC.

In the event of a future disposition of (or including) the properties and business of the Company, substantially as an entirety, by merger, consolidation, sale of assets or otherwise, then the Company may assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity; provided that such entity shall assume in writing all of the obligations of the Company hereunder; and provided, further, that the Company (in the event and so long as it remains in existence) shall remain liable for the performance of its obligations hereunder in the event of a breach by the acquiring entity of this Agreement.

12. SURVIVAL

The covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive termination of Employee’s employment under this Agreement.

13. ENTIRE AGREEMENT, MODIFICATIONS

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior agreements, oral or written, between them concerning such subject matter, and may be modified, changed or waived only by a written instrument duly executed by each party.

14. NOTICES

Any notice or other communication required or permitted to be given here under shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with provisions of this Section 14). Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof. Notice to the estate of Employee shall be sufficient if addressed to Employee at his last residence.

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15. WAIVER

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

16. BINDING EFFECT

Employee’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee’s creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section 11.

17. NO THIRD PARTY BENEFICIARIES

This Agreement does not create, and shall not be construed as creating, any rights enforceable by any Person not a party to this Agreement (except as provided in Section 16).

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18. HEADINGS

The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

19. REMEDY

In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction, arbitrator or mediator, as the case may be, to be overly broad in scope, duration or area of applicability, the court, arbitrator or mediator, as the case may be, considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentences, in the event that any provision of this Agreement is declared invalid, the remaining provisions will remain in force.

20. COUNTERPARTS; GOVERNING LAW

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be governed by the laws of California, without giving effect to the principles of conflict of laws.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

EMVELCO CORP.:

By: /s/ Yossi Attia
Yossi Attia
Chief Executive Officer

MIKE M. MUSTAFOGLU

By: /s/ Mike M. Mustafoglu
Mike M. Mustafoglu

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